The Toro Company

8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 • 952/888-8801 • FAX 952/887-8258

Media Relations
Investor Relations Stephen P. Wolfe Vice President, CFO (952) 887-8076	John Wright Director, Investor Relations (952) 887-8865	Connie Kotke Toro Media Relations (952) 887-8984 www, pr@toro.com	Web Site www.thetorocompany.c om

TORO REPORTS RECORD THIRD QUARTER
NET EARNINGS PER DILUTED SHARE OF $0.74

Year-to-Date Net Earnings Per Diluted Share Up 24.5% on 9.6% Sales Growth

LIVE CONFERENCE CALL
August 23, 10:00 a.m. CT
www.thetorocompany.com/invest

BLOOMINGTON, Minn. (August 23, 2005) – The Toro Company (NYSE: TTC) today reported record net earnings of $34.4 million, or $0.74 per diluted share, on net sales of $466.9 million for its fiscal third quarter ended July 29, 2005. In the comparable fiscal 2004 period, the company reported net earnings of $34.2 million, or $0.66 per diluted share, on net sales of $454.0 million.

For the nine months ended July 29, 2005, Toro reported net earnings of $107.5 million, or $2.29 per diluted share, on net sales of $1,442.3 million compared with net earnings of $95.7 million, or $1.84 per diluted share, on net sales of $1,315.6 million in the first nine months of fiscal 2004.

Earnings per share figures for all periods reported have been adjusted to reflect the effects of a 2-for-1 stock split effective March 28, 2005.

“Sales growth in international markets helped drive revenues to record levels for the third quarter in both the professional and residential segments helping to mitigate weather related softness in our domestic markets,” said Michael J. Hoffman, The Toro Company’s president and chief executive officer. “Despite a challenging environment year-to-date consolidated net sales are nearly 10 percent ahead of fiscal 2004’s record level.”

“Our strong performance in the third quarter and year to date gives evidence of our ability to sustain solid earnings growth and has us on track to deliver another record year of financial results,” said Kendrick B. Melrose, executive chairman, The Toro Company. “We continue to enhance our operating model to reduce the volatility to external factors such as weather, while tenaciously focusing on strategic initiatives that will drive sustainable long-term growth and profitability.”

SEGMENT RESULTS

Segment data is provided in the table following the “Condensed Consolidated Statements of Earnings.”

Professional

For the third quarter, professional segment sales increased 5.1 percent to $302.5 million. Shipments were particularly strong throughout our international markets and in golf irrigation driven by the introduction of new products.

Professional segment earnings for the quarter were $59.9 million, up 10.2 percent from $54.3 million in last year’s third quarter.

For the year to date, professional segment earnings totaled $183.4 million on net sales of $936.8 million compared with earnings of $154.5 million on net sales of $834.1 million in last year’s first nine months.

Residential

Residential segment sales for the third quarter totaled $148.6 million, up 3.0 percent from last year’s third quarter. Increased international sales of Hayter products and strong snow thrower shipments both domestically and internationally drove third quarter sales growth.

For the year to date, net sales were $472.2 million, up 8.1 percent compared with the first nine months of fiscal 2004.

Segment earnings for the quarter totaled $10.1 million, down 42.8 percent from $17.6 million in the same period last year.

For the year to date, segment earnings were $43.5 million compared with $52.7 million in the same period last year.

The decline in segment earnings for the quarter and year to date were primarily due to higher commodity costs.

REVIEW OF OPERATIONS

Gross margin for the third quarter was 35.0 percent compared with 36.2 percent in the prior year’s third quarter. As in the preceding quarters, the decline resulted primarily from the impact of higher commodity costs, as well as the Hayter acquisition.

SG&A expenses for the third quarter were 23.3 percent of net sales, down from 24.6 percent last year, primarily from lower incentive compensation expenses.

Interest expense for the third quarter was $4.8 million compared with $3.9 million in the same period last year. The increase was due to higher levels of short-term borrowing to support the company’s share repurchase program and the Hayter acquisition.

During the quarter the full year effective tax rate was reduced from 33.5 percent to 33.0 percent resulting from increased credits for our growing foreign export sales.

Accounts receivable at the end of the third quarter totaled $399.9 million, up 4.9 percent. Net inventories at the end of the third quarter were $235.1 million, up 8.2 percent compared with the end of the fiscal 2004 third quarter. The increases in quarter-ending accounts receivable and inventories result primarily from higher currency exchange rates and the Hayter acquisition completed in the fiscal 2005 second quarter.

BUSINESS OUTLOOK

Toro today said that it expects net earnings per diluted share for fiscal 2005 to exceed last year’s record levels by 16 to 18 percent on revised sales growth of 7 to 9 percent.

“For the fiscal year, financial performance will benefit from a favorable mix of businesses and strong expense management,” said Hoffman. “With sales growth in nearly all professional segment categories and consistent returns from our international growth initiatives we will improve upon last year’s record financial performance despite higher materials costs and unfavorable weather.”

Hoffman attributed the company’s achievements to its 6+8 profit improvement and growth initiative. “Our lean manufacturing and No Waste initiatives helped us to preserve strong profitability in the face of rising materials costs,” said Hoffman. “The efficiencies we are now achieving are sustainable and will continue to benefit our profitability going forward.”

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

The Toro Company will conduct a conference call and webcast for investors beginning at

10:00 a.m. Central Time (CST) on August 23, 2005. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the “6+8” growth and profit improvement initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve sales and earnings per share growth in fiscal 2005; our ability to successfully integrate acquisitions and manage alliances; ability of management to manage around unplanned events; unforeseen product quality problems in the development and production of new and existing products; potential issues with moving production between facilities; fluctuations in the cost and availability of raw materials, including steel and other commodities; rising cost of transportation; level of growth in the golf market; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; increased competition; elimination of shelf space for our products at retailers; financial viability of distributors and dealers; market acceptance of existing and new products; unforeseen inventory adjustments or changes in purchasing patterns by our customers; the impact of abnormal weather patterns; and the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	July 29,	July 30,	July 29,	July 30,
	2005[1]	2004[2]	2005[1]	2004[2]
Net sales	$466,942	$454,044	$1,442,296	$1,315,644
Gross profit	163,261	164,202	501,567	475,691
Gross profit percent	35.0%	36.2%	34.8%	36.2%
Selling, general, and administrative expense	108,595	111,468	330,376	324,630

Earnings from operations	54,666	52,734	171,191	151,061
Interest expense	(4,820)	(3,893)	(13,453)	(11,477)
Other income, net	642	1,533	2,725	3,307

Earnings before income taxes	50,488	50,374	160,463	142,891
Provision for income taxes	16,111	16,161	52,953	47,154

Net earnings	$34,377	$34,213	$107,510	$95,737

Basic net earnings per share	$.77	$.70	$2.38	$1.94

Diluted net earnings per share	$.74	$.66	$2.29	$1.84

Weighted average number of shares of common stock outstanding – Basic	44,494	48,738	45,121	49,396
Weighted average number of shares of common stock outstanding – Dilutive	46,438	51,587	46,966	52,043

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective
March 28, 2005.

1 Prepared under the accounting provisions of Statement of Financial Accounting Standard No. 123 (Revised 2004), “Share-Based Payment.”
2 Prepared under the accounting provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,”

(APB No. 25), and related Interpretations.

THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	July 29,	July 30,	July 29,	July 30,
Segment Net Sales	2005	2004	2005	2004
Professional	$302,517	$287,928	$936,799	$834,130
Residential	148,590	144,227	472,188	436,952
Other	15,835	21,889	33,309	44,562

Total *	$466,942	$454,044	$1,442,296	$1,315,644

* Includes international sales of	$108,407	$81,135	$355,782	$268,286

	Three Months Ended		Nine Months Ended
	July 29,	July 30,	July 29,	July 30,
Segment Earnings (Loss) Before Income Taxes	2005	2004	2005	2004
Professional	$59,894	$54,326	$183,382	$154,479
Residential	10,096	17,635	43,493	52,691
Other	(19,502)	(21,587)	(66,412)	(64,279)

Total	$50,488	$50,374	$160,463	$142,891

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	July 29,	July 30,
	2005	2004
ASSETS

Cash and cash equivalents	$34,665	$34,022
Receivables, net	399,883	381,329
Inventories, net	235,146	217,357
Prepaid expenses and other current assets	14,142	13,968
Deferred income taxes	57,526	49,103

Total current assets	741,362	695,779

Property, plant, and equipment, net	166,890	164,851
Deferred income taxes	39	1,181
Goodwill and other assets	104,247	98,942

Total assets	$1,012,538	$960,753

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$45	$44
Short-term debt	54,509	3,146
Accounts payable	75,964	68,245
Accrued liabilities	273,435	256,392

Total current liabilities	403,953	327,827

Long-term debt, less current portion	175,012	175,058
Long-term deferred income taxes	3,837	—
Deferred revenue and other long-term liabilities	14,806	12,747
Stockholders’ equity	414,930	445,121

Total liabilities and stockholders’ equity	$1,012,538	$960,753

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	July 29,	July 30,
	2005	2004
Cash flows from operating activities:
Net earnings	$107,510	$95,737
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash asset impairment recovery	—	(415)
Equity losses from an investment	510	538
Provision for depreciation and amortization	30,110	25,398
Gain on disposal of property, plant, and equipment	(339)	(254)
Stock-based compensation expense	7,284	6,892
Increase in deferred income taxes	(13,146)	(7,021)
Changes in operating assets and liabilities:
Receivables, net	(91,979)	(107,990)
Inventories, net	(767)	11,787
Prepaid expenses and other current assets	2,897	(1,194)
Accounts payable, accrued expenses, and deferred revenue	25,764	50,343

Net cash provided by operating activities	67,844	73,821

Cash flows from investing activities:
Purchases of property, plant, and equipment	(24,294)	(31,185)
Proceeds from disposal of property, plant, and equipment	2,447	1,833
Increase in investment in affiliates	(197)	(1,278)
Decrease in other assets	158	285
Proceeds from sale of a business	765	—
Acquisition, net of cash acquired	(35,285)	—

Net cash used in investing activities	(56,406)	(30,345)

Cash flows from financing activities:
Increase in short-term debt	53,374	1,047
Repayments of long-term debt	(34)	(3,819)
Excess tax benefits from share-based arrangements	5,665	8,087
Proceeds from exercise of stock options	7,609	12,018
Purchases of Toro common stock	(125,093)	(132,234)
Dividends paid on Toro common stock	(8,151)	(4,443)

Net cash used in financing activities	(66,630)	(119,344)

Effect of exchange rates on cash	(899)	(397)

Net decrease in cash and cash equivalents	(56,091)	(76,265)
Cash and cash equivalents as of the beginning of the period	90,756	110,287

Cash and cash equivalents as of the end of the period	$34,665	$34,022